Exhibit 5.1

June 1, 2012

Motricity, Inc.
601 108th Avenue Northeast, Suite 900
Bellevue, Washington 98004

Re:	Registration Statement on Form S-8 Relating to Motricity, Inc. 2010 Long-Term Incentive Plan, as amended and restated (the “Registration Statement”)

Ladies and Gentlemen:

We are outside counsel to Motricity, Inc., a Delaware corporation (the “Company”). We have been asked to deliver this opinion in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), of the above-captioned Registration Statement on Form S-8 filed by the Company with the SEC on the date hereof, which incorporates by reference the registration statement originally filed with the SEC on June 29, 2010 (File No. 333-167862). The Registration Statement relates to the registration of an additional 3,600,000 shares of common stock, $0.001 par value per share, of the Company issuable pursuant to the 2010 Long-Term Incentive Plan, as amended and restated (the “2010 LTIP”) (the “Shares”).

In rendering this opinion, we have examined, are familiar with, and have relied as to factual matters solely upon, copies of the 2010 LTIP, the Restated Certificate of Incorporation of the Company, the Amended and Restated By-Laws of the Company, the minute books and stock records of the Company and originals or copies of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion (collectively, the “Documents”).

For purposes of this opinion, we have assumed without any investigation: (1) the legal capacity of each natural person; (2) the genuineness of each signature; (3) the completeness of each document submitted to us as an original and the conformity with the original of each document submitted to us as a copy; and (4) the completeness, accuracy and proper indexing of all governmental records.

Our opinion contained herein is limited to the General Corporation Law of the State of Delaware and we express no legal opinion upon any matter other than that explicitly addressed herein. Without limiting the foregoing, we express no legal opinion with respect to federal law, including the federal securities laws, or securities laws of any state.

Our opinion hereafter expressed is based solely upon: (1) our review of the Documents; (2) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein; and (3) such review of published sources of law as we have deemed necessary.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the 2010 LTIP, the terms of any option or purchase right grant thereunder duly authorized by the Company’s Board of Directors or Compensation Committee and any related agreements with the Company, if any, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.  This opinion speaks only as of the date hereof and we assume no obligation to update this opinion at any date subsequent to the date hereof.

Very truly yours,

/s/ Brown Rudnick LLP